Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-283998, 333-279096 and 333-281621) on Form F-3 and registration statements (No. 333-281534, 333-222043-01, 333-228980-01, 333-188042-01 and 333-258819-01) on Form S-8 of our report dated May 15, 2026, with respect to the consolidated financial statements of CASI Pharmaceuticals, Inc.

/s/ KPMG Huazhen LLP

Beijing, China

May 15, 2026